Exhibit 10.1

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

In re AVEO Pharmaceuticals, Inc. Securities Litigation	) ) ) ) )	No. 1:13-cv-11157-DJC
This document relates to: All Actions	) ) ) ) )	CLASS ACTION Hon. Denise J. Casper

MEMORANDUM OF UNDERSTANDING

1.    Set forth below are the material terms of the binding agreement (the “Settlement”) reached between Class Representatives Bob Levine and William Windham (“Plaintiffs”), and Defendants AVEO Pharmaceuticals, Inc. (“AVEO”), Tuan Ha-Ngoc, William Slichenmyer, and David Johnston (collectively, “Defendants”) to settle all claims in the matter of In re AVEO Pharmaceuticals, Inc. Sec. Litig., No. 1:13-cv-11157-DJC (D. Mass.) (the “Action”). Plaintiffs and Defendants are referred to herein individually as a “Party,” and collectively, as the “Parties.” This agreement shall be binding and enforceable upon the Parties and shall not be conditioned, in any way, upon resolution of parallel litigation with the Securities and Exchange Commission (“SEC”).

2.    The Settlement is subject to final approval by the United States District Court for the District of Massachusetts (the “Court”) under Rule 23 of the Federal Rules of Civil Procedure, and the occurrence of the Effective Date, as defined below.

3.    The Parties shall use their best efforts to reduce the Settlement to a full Stipulation of Settlement to be signed by January 29, 2018, and a motion for preliminary approval approximately fourteen (14) days thereafter.

4.    The “Class” shall refer to the class defined in Plaintiffs’ class certification moving papers (Dkt. Nos. 145-146) and certified by the Court on November 14, 2017 (Dkt. No. 176).

5.    The “Class Period” shall be defined as May 16, 2012 through May 1, 2013.

6.    The “Effective Date” shall be the date on which all of the following circumstances have occurred: (a) a final judgment containing the release described in paragraph 7 has been entered by the Court (“Final Judgment”); (b) no appeal is pending with respect to the Final Judgment; (c) the Final Judgment has not been reversed, modified, vacated or amended; (d) the time to file any appeal from the Final Judgment has expired without the filing of an appeal or an order dismissing the appeal or affirming the Final Judgment has been entered, and any time to file a further appeal (including a writ of certiorari or for reconsideration of the appeal) has expired; and (e) this Memorandum of Understanding (“MOU”) and any settlement agreement with respect to the claims released in the Final Judgment have not expired or been terminated.

7.    In consideration for the full release and discharge of all claims, Defendants shall cause certain of their insurance carriers to provide the Class with a cash payment of $15,000,000 (the “Cash”); and AVEO will provide the Class with warrants for the purchase of 2,000,000 shares of AVEO common stock exercisable from the date of issue until the expiration of a one-year period after the date of issue at a price equal to the closing price on December 22, 2017, the trading day prior to the execution of this agreement, which was $3.00 (the “Warrants”) (it being understood that the number and exercise price of such Warrants is subject to adjustment for any stock split, recapitalization, reorganization, or similar transaction between the date hereof and the date of exercise). Together, the Cash and the Warrants constitute the “Settlement Consideration.” The common stock to be issued upon exercise of the Warrants, when issued in accordance with the terms of such Warrant and the warrant agreement, shall be duly and validly issued, fully paid, non-assessable, free from all encumbrances, assignable, transferable and freely tradeable in the open market (subject to the filing and effectiveness of a resale S-3 with the SEC promptly following the issue of the Warrants), and AVEO shall use commercially reasonable efforts to ensure that the Warrants are freely tradeable without restriction and that AVEO common stock remains listed for trading on NASDAQ. AVEO will comply in all material respects with state and federal securities law requirements applicable to the issuance of the Warrants, and shall be responsible for the costs and expenses incurred as a result of such compliance. AVEO shall be responsible for any costs associated with registration, printing or qualification of the Warrants (and any shares issued upon exercise of the Warrants), but shall not have any obligation for any costs associated with distribution of the Warrants (e.g., postage). Prior to execution of this MOU, AVEO shall receive an undertaking from certain of the Defendants’ insurers to pay the Cash pursuant to the terms hereof.

In exchange for the Settlement Consideration, Plaintiffs and every member of the Class shall remise, release and forever discharge Defendants, their present and former officers, directors, employees, agents, attorneys, auditors, insurers, and reinsurers, and the representatives, successors and assigns of the foregoing (collectively the “Released Parties”), of and from all direct, representative, individual or class claims, causes or action, or liability whatsoever, whether known or unknown, pleaded or unpleaded, suspected or unsuspected, for compensatory, punitive or other damages or any other relief (monetary, injunctive or otherwise) which were or might have been brought by or on behalf of any member of the Class in the Action or in the complaints filed in the Action, including all claims arising from any disclosure or disclosure omission by or on behalf of the Released Parties during the Class Period. The stipulation, and proposed final order of settlement, shall include a waiver of any rights under California Civil Code § 1542 and other similar applicable state statutes.

8.    The Settlement Consideration shall be transferred as follows:

(a)	no later than fifteen (15) business days after both of the following occur (1) the

Court grants preliminary approval of settlement and (2) Defendants’ counsel receives payment instructions and an IRS Form W-9, certain of Defendants’ insurers shall wire or cause to be wired the Cash to an interest-bearing escrow account at Huntington National Bank or another federally-chartered financial institution selected by Class Counsel and approved by AVEO (the “Settlement Fund”), such consent not to be unreasonably withheld. The Cash shall be invested exclusively in obligations of the United States.

(b)	Prior to the Effective Date of the Settlement, no amount shall be withdrawn from the Settlement Fund without the written permission of AVEO’s counsel and the Court, except that $250,000 of the Cash may be transferred from the Settlement Fund to a settlement notice and administration account for use in settlement notice and claims administration, and attorneys’ fees and expenses may be transferred upon Court order pursuant to paragraph 11 below.

(c)	AVEO shall use its best efforts to issue and deliver the Warrants, as directed by Class Counsel, within ten business days following the Effective Date.

9.    Defendants make and have made no representation as to the value of the Warrants.

10.    Costs associated with Class notice and the administration of the Settlement shall be advanced from the Cash. If the settlement does not become effective, the entire amount of the Cash actually paid, plus all accrued interest, less the costs of notice and administration already incurred, shall promptly be returned pursuant to AVEO’s instructions. Plaintiffs, Class Counsel, Defendants and Defendants’ Counsel shall not have any liability for notice costs.

11.    Attorneys’ fees and reimbursement of litigation expenses shall be determined by the Court. Any fees or expenses awarded by the Court shall be paid from the Cash to Class Counsel immediately following the entry of the order awarding fees and litigation expenses with respect to a cash award, and at the time specified by paragraph 8(c) with respect to an award of warrants. This payment shall be subject to Class Counsel’s obligation to make appropriate refund or repayment within thirty (30) days of the date that any condition to establishing the Effective Date has not occurred and shall not occur, or if the Court or any appellate court enters an order reversing or reducing any award of attorneys’ fees or litigation expenses. The Settlement is not conditioned upon any award of attorneys’ fees and costs, and any objection to or appeal from such an award shall not affect the finality of the Settlement or the judgment of dismissal. Defendants and their insurers shall have no responsibility for, and no liability with respect to, the allocation of any attorneys’ fees or costs among any counsel or to any other person or any obligation of Class counsel to make appropriate refunds or repayments to the Settlement Fund or interest earned thereon.

12.    The Stipulation of Settlement shall contain customary provisions stating that Defendants deny any wrongdoing, and that Plaintiffs and the Class continue to believe in the merits of their claims.

13.    In the event that members of the Class collectively representing at least five percent (5%) of the total number of damaged AVEO shares purchased during the Class Period request exclusion from the Class, AVEO shall have the option, in its sole discretion, to terminate the settlement, and any sums paid by or on behalf of AVEO, plus accrued interest, less the costs of notice and administration already incurred, shall be returned to AVEO. Unless the Court directs otherwise, this provision shall be kept confidential and memorialized in a separate confidential document not filed with the Court.

14.    AVEO shall obtain and deliver to Class Counsel no later than five (5) days after preliminary approval the names and addresses of purchasers of its common stock during the Class Period, as set forth in the records of its transfer agent.

15.    AVEO will not have any involvement in the selection of the claims administrator, the claims administration process, or the plan of allocation of settlement proceeds. Plaintiffs and Class Counsel shall solely be responsible for formulating the plan of allocation.

16.    This is not a claims made settlement. There will be no reversion to AVEO or Defendants’ insurers.

17.    Immediately following the execution of this memorandum of understanding, the Parties shall jointly advise the Court that the Parties have reached a settlement-in-principle, and request that the Court stay the Action.

18.    In the event the settlement is terminated or canceled or fails to become effective, the Parties shall be deemed to have reverted nunc pro tunc to their respective statuses as of the date and time immediately before the execution of this agreement, and shall proceed in all respects as if this agreement had not been executed.

19.    This MOU is a binding and enforceable contract, setting forth the material terms and obligations of the Parties with respect to this settlement. It may not be modified except in a writing signed by counsel for the Parties. This MOU is binding on any successor to any of the Parties, and each of the undersigned represents that he/she is authorized to enter into this agreement on behalf of his/her specified clients.

20.    Any disputes arising out of finalizing and implementing the Stipulation of Settlement or the Settlement itself shall be resolved by the mediator John Van Winkle in his sole discretion, first by way of mediation and if unsuccessful by way of final binding non-appealable arbitration. In the event of arbitration with respect to the Stipulation of Settlement, the prevailing Party shall be entitled to fees and costs.

21.    Each Party shall bear his or its own costs and legal fees, except as awarded by the Court to Class counsel from the Settlement Consideration.

Dated: December 26, 2017

/s/ Joshua B. Silverman

Patrick V. Dahlstrom

Joshua B. Silverman

Louis C. Ludwig

POMERANTZ LLP

10 South LaSalle Street, Suite 3505

Chicago, Illinois 60603

Tel. (312) 377-1181

Fax (312) 377-1184

pdahlstrom@pomlaw.com

jbsilverman@pomlaw.com

lcludwig@pomlaw.com

Class Counsel

Edward F. Haber (BBO #215620)

Adam M. Stewart (BBO #661090)

SHAPIRO HABER & URMY LLP

Seaport East

Two Seaport Lane

Boston, MA 02109

Tel. (617) 439-3939

ehaber@shulaw.com

astewart@shulaw.com

Liaison Counsel

Counsel for Class Representatives Robert Levine and William Windham

/s/ William H. Paine

William H. Paine (BBO #550506)

Michael G. Bongiorno (BBO #545202)

Eric D. Wolkoff (BBO #679566)

Jessica R. Lisak (BBO #680207)

WILMER CUTLER PICKERING

    HALE AND DORR LLP

60 State Street

Boston, MA 02109

Tel. (617) 526-6000

Fax (617) 526-5000

william.paine@wilmerhale.com

michael.bongiorno@wilmerhale.com

eric.wolkoff@wilmerhale.com

jessica.lisak@wilmerhale.com

Counsel for Defendants AVEO Pharmaceuticals, Inc., Tuan Ha-Ngoc, David Johnston, and William Slichenmyer

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